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                               Exhibit 99.1

[GTSI Logo]                            Government Technology Services, Inc.
4100 Lafayette Center Drive
Chantilly, VA  20151-1200
(703) 502-2000
www.gtsi.com


CONTACTS:

Fern Krauss                                       Theda Parrish
ESTN Communications                               BTG
(301)- 424-9140 or (703) 502-2054                 (703) 383-8145
Fern_Krauss@gtsi.com                              tparrish@btg.com
                                                  CorpComm@btg.com


                   GTSI AND BTG EXTEND LETTER OF INTENT


CHANTILLY, VA (January 26, 1998) - Government Technology Services, Inc.
(GTSI)(Nasdaq:GTSI) and BTG, Inc. (Nasdaq:BTGI) today announced that they entered into an extension of their original December 18, 1997 letter of intent for the sale to GTSI of substantially all of the BTG division assets responsible for reselling computer hardware, software, and integrated systems to the Federal Government. The letter of intent, originally due to expire on January 31, 1998, has been extended until February 16, 1998. The parties currently plan for a closing the week of February 2, 1998.

     Dr. Edward Bersoff, President and CEO of BTG, commented, "Our agreement to the extension re-affirms our commitment to this transaction."

     Dendy Young, President and CEO of GTSI, stated, "We continue to work expeditiously to close the transaction." He emphasized that, "We are focusing on the vital issue of successfully combining the workforces of GTSI and the BTG division to create a stronger combined company."

     GTSI reported a net income of $1.9 million, or $0.27 per share, in the third quarter of calendar 1997. BTG reported a loss of $798,000, or $0.09 per share for its third quarter of fiscal 1997.

     Except for historical information, all of the statements, including the benefits of the transaction for both companies, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of
1995) that involve a number of risks and uncertainties. It is

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GTSI and BTG Extend Letter Of Intent                        Page -2-

possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

About the Companies

BTG provides information technology services and products to government and commercial clients. The company specializes in systems engineering, integration and network systems, internet/intranet/extranet access and services. The company is headquartered in Fairfax, Virginia. Additional information on BTG is available on the Internet at www.btg.com by e-mail or info@btg.com, or by calling 703-383-8000.
     GTSI is the largest dedicated government reseller providing broad-based information technology solutions. The Company offers access to over 100,000 information technology products from more than 2,000 manufacturers. Headquartered in the Washington metropolitan area, GTSI employs approximately 400 people and provides products and services to Federal, state and local government customers worldwide. Founded in 1983, GTSI has been ranked by Computer Reseller News as one of the top 10 resellers nationwide every year since 1993, when CRN began ranking resellers. Further information may be obtained on the Internet at www.gtsi.com.

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GTSI is a registered service mark of Government Technology Services, Inc.
All other trademarks and service marks are proprietary to their respective owners.